EXHIBIT 10

December 14, 2007

Granite City Food & Brewery Ltd.
5402 Parkdale Drive, Suite 101
Minneapolis, MN 55416

ATTN: Steven J. Wagenheim

Chief Executive Officer

Re: Amendment No. 1 to Stock Purchase Agreement

Dear Mr. Wagenheim:

Reference is made to that certain Stock Purchase Agreement made and entered into as of March 8, 2007 (the “Agreement”) by and between Granite City Food & Brewery Ltd. (the “Company”) and investors who are parties thereto, including the undersigned William Blair Small Cap Growth Fund; Booth & Co FFC Hartman Retirement Income Trust; Booth & Co FFC Rush University Medical Center Endowment Account; Booth & Co FFC Rush University Medical Center Pension & Retirement; Calhoun & Co FFC City of Dearborn General Employees Retirement System; Calhoun & Co FFC City of Dearborn Policemen & Firemen Revised Retirement Systems; and Mac & Co. All initially capitalized terms below shall have the meanings set forth in the Agreement.

On December 10, 2007, the undersigned executed Amendment No. 1 to the Agreement (the “Amendment”). The description of financing in the Amendment was prepared by the Company and its counsel based upon discussions with DHW and its lenders which were ongoing. Definitive agreements were reached and executed. This letters amends the Amendment to update and clarify the description of the financing and is intended to supercede the Amendment.

The Company intends to obtain up to $16 million under a leasing facility with DHW the “Financing”). The facility will provide financing for store development, including the purchase of furniture, fixtures and equipment (“FFE”) and will be collateralized by the Company’s unencumbered store FFE. The amount of the facility in use will depend upon the amount drawn down to meet the Company’s development plans. Payments due DHW will be based on principal payments plus interest, with interest equal to the DHW bank base rate plus 4.8% or a rate of approximately 12-13% interest at today’s rates. Principal and interest payments are as follows: $4 million may be borrowed as an interest only line of credit during the five year term of the loan; $6 million may be borrowed and will be repaid on a seven-year amortization schedule with the first year being interest only and the second, third, fourth and fifth years being paid at one-seventh of the principal amount due - any unpaid principal is then due at the end of the fifth year; the remaining $6 million to be borrowed is amortized by equal monthly principal and interest payments over a five year term. In addition, lease agreements with Dunham Capital Management, L.L.C., a separate entity controlled by Donald A. Dunham, Jr., a part owner of DHW, for eight of the Company’s existing restaurants were also amended to increase the rent in future periods in connection with the creation of this facility. These leases previously did not have yearly increases and will incorporate a 10% increase every five years beginning in 2013, 2014 or 2015, depending on the restaurant.

Each of the principals of DHW will be required to personally guaranty amounts due to lenders who provide the funding to DHW (the “Guarantees”) which DHW will use for the Financing. Steven J. Wagenheim is one of the principals of DHW and is an Interested Party under the Agreement. The Financing and the Guarantees are Interested Party Transactions under the Agreement.

Mr. Wagenheim will not receive any compensation, securities, options, warrants or benefit of any kind from the Company or any compensation, income, distribution, share of profits or benefits of any kind from DHW (collectively, “Restricted Payments”) in connection with the Financing or the Guarantees. Notwithstanding the foregoing, Restricted Payments shall not include any payment or other receipt of property by Mr. Wagenheim to reimburse or indemnify him for his actual payments and costs to a lender or DHW on account of a default by the Company under a lease or other financing arrangement with DHW. All definitive agreements relating to the Financing and the Guarantees will be subject to approval by the Company’s Audit Committee, which will consist only of independent directors of the Company.

Based upon the foregoing, including the agreements of Mr. Wagenheim and DHW as set forth herein, the Investors agree that the covenants contained in Section 6(ii) of the Agreement shall not apply to the Financing and the Guarantees.

William Blair Small Cap Growth Fund
Booth & Co FFC Hartmarx Retirement Income Trust
Booth & Co FFC Rush University Medical Center
Endowment Account
Booth & Co FFC Rush University Medical Center
Pension & Retirement
Calhoun & Co FFC City of Dearborn General
Employees Retirement Systems
Granite City Food & Brewery Ltd.	Calhoun & Co FFC City of Dearborn Policemen
By /s/ Steven J. Wagenheim	and Firemen Revised Retirement Systems
—	Mac & Co
Steven J. Wagenheim	By: William Blair & Company LLC
Chief Executive Officer	By: /s/ Karl W. Brewer
/s/ Steven J. Wagenheim	—
—	Name: Karl W. Brewer
Steven J. Wagenheim	Title: Portfolio Manager